SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001
April 1, 2005
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc. (the “Company”) to be held on May 3, 2005, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001. Enclosed is a notice to stockholders, a proxy statement describing the business to be transacted at the Annual Meeting, a form of proxy for use in voting at the Annual Meeting and an annual report for the Company.
      At the Annual Meeting, you will be asked to (i) elect three directors of the Company, (ii) approve an amendment to the Company’s 2001 Equity-Based Compensation Plan that submits for stockholder approval the provisions of the Equity-Based Compensation Plan, (iii) ratify the selection of KPMG LLP as the independent accountants for the Company for the fiscal year ending December 31, 2005 and (iv) act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
      We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed proxy statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

Donald E. Steen
Chairman of the Board
YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Returning your proxy will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

PROXY STATEMENT
VOTING AND QUORUM
PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS
PROPOSAL TWO -- AMENDMENT TO THE COMPANY’S 2001 EQUITY-BASED COMPENSATION PLAN
PROPOSAL THREE -- RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
DIRECTORS
MEETINGS AND COMMITTEES OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT AND COMPLIANCE COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
FEDERAL TAX CONSEQUENCES

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2005

      PLEASE TAKE NOTICE THAT the 2005 annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), will be held on May 3, 2005, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001, to consider and vote on the following matters:

(1) Election of three Class I directors of the Company to serve until the annual meeting of the Company’s stockholders in 2008;

(2) Approval of an amendment to the Company’s 2001 Equity-Based Compensation Plan (the “Equity-Based Compensation Plan”) that submits for stockholder approval the provisions of the Equity-Based Compensation Plan that provide (a) that either the granting or vesting of awards may be subject to certain performance standards and (b) for an individual limit on awards granted to Covered Employees (as defined in Appendix A hereto), in order that such awards may continue to be fully deductible by the Company for federal income tax purposes.

(3) Ratification of the selection of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2005; and

(4) Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
      The close of business on March 15, 2005 (the “Record Date”), has been fixed as the record date and only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice and at the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the proxy statement under the heading “Solicitation and Revocability of Proxies.”

By Order of the Board of Directors,

John J. Wellik
Secretary

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001
(972) 713-3500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES
      The board of directors (the “Board”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), requests your proxy for use at the 2005 annual meeting of stockholders (the “Annual Meeting”) to be held on May 3, 2005, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001, and at any postponement or adjournment thereof. By signing and returning the enclosed proxy, you authorize the persons named on the proxy to represent you and to vote your shares at the Annual Meeting. This proxy statement and the form of proxy were first mailed on or about April 1, 2005 to the Company’s stockholders of record on March 15, 2005 (the “Record Date”).
      This solicitation of proxies is made by the Board and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone or other forms of wire, electronic or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s common stock, par value $.01 per share (“Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.
      If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. You may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the secretary of the Company, (b) delivering written notice of revocation of the proxy to the secretary of the Company or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the proxies will be voted at the Annual Meeting.
VOTING AND QUORUM
      The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 28,761,573 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.
      Each outstanding share of Common Stock is entitled to one vote. Shares of Common Stock may not be voted cumulatively. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any postponement or adjournment thereof, the chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board, after such adjournment, fixes a new record date for the adjourned meeting) until a quorum is present in person or by proxy. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this proxy statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this proxy statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals to be presented to the stockholders at the Annual Meeting have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count as present in determining if a quorum is present for the transaction of business at the Annual Meeting. A Company representative will tabulate the vote and act as inspector of the election.
PROPOSAL ONE — ELECTION OF CLASS I DIRECTORS
      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. The terms of Class I, Class II and Class III directors expire in 2005, 2006 and 2007, respectively. The Board has designated Messrs. John C. Garrett, M.D., James Ken Newman and William H. Wilcox (each, a “Nominee”) as nominees for election as Class I directors of the Company at the Annual Meeting. Each of the Nominees other than Mr. Newman currently serves as a Class I director. James C. Crews has served as a Class I director of the Company since December 2001 but will not stand for re-election at the Annual Meeting. If elected, each Nominee will serve until the expiration of his term at the annual meeting of the Company’s stockholders in 2008 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”
      The Board has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board, or the number of the Company’s directors will be reduced.
Required Vote and Recommendation
      The election of directors requires the presence of a quorum and the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all Nominees will be counted in favor of all Nominees, except to the extent the proxy withholds authority to vote for a specified Nominee. Votes that are withheld will be excluded entirely from the vote. An abstention may not be specified with respect to the election of the Nominees. Broker non-votes, which occur if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will have no effect on the outcome of the election of the Nominees. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the Nominees.
      The Board recommends that stockholders vote “FOR” the election of each of the Nominees.

PROPOSAL TWO — AMENDMENT TO THE COMPANY’S 2001 EQUITY-BASED
COMPENSATION PLAN
General
      A summary description of the Equity-Based Compensation Plan, as proposed to be modified by the amendment described below, is set forth in Appendix A. Currently, the maximum number of shares of Common Stock that may be subject to outstanding awards under the Equity-Based Compensation Plan is 300,000,000. As of the Record Date, 429,193 shares had been issued, 1,342,592 shares were available for future awards and 2,074,706 shares were the subject of outstanding awards under the Equity-Based Compensation Plan. The shares subject to outstanding awards under the Equity-Based Compensation Plan as of the Record Date represent an aggregate of 373,124 shares of restricted stock and 1,701,582 shares that underlie outstanding options. The exercise prices for stock options range from $15.00 to $38.84.
Reason for the Proposed Amendment
      The full value of awards under the Equity-Based Compensation Plan is currently fully deductible by the Company for federal income tax purposes. However, the deductibility of awards granted to Covered Employees after the Annual Meeting will potentially be limited unless the performance standards currently in the Equity-Based Compensation Plan are approved by stockholders. Similarly, the portion of the amendment restating the eligibility provisions of the Equity-Based Compensation Plan without modification has been proposed in an effort to satisfy another requirement for deductible performance-based compensation. Specifically, the group of individuals eligible to receive awards under a plan designed to award fully deductible performance-based compensation must be approved by the stockholders of the Company. Further, the amendment of the Equity-Based Compensation Plan to specify annual award limits to Covered Employees is also necessary to ensure that amounts to such persons under the Equity-Based Compensation Plan are fully deductible by the Company.
Description of the Proposed Amendment
      The Company has determined that, in order to give the Company the ability to attract and retain the executive and key employee talent necessary for the Company’s continued growth and success, the provisions of the Equity-Based Compensation Plan that ensure the full deductibility of certain performance-based awards made to Covered Employees (as defined in Appendix A hereto) must be resubmitted to stockholders of the Company.
      Specifically, the Equity-Based Compensation Plan currently provides, and the Company has determined that the Equity-Based Compensation Plan should continue to provide, that the options and compensation committee may require the satisfaction of certain performance standards before awards under the Equity-Based Compensation Plan are granted or before such awards vest, and to provide a maximum amount of compensation that individuals who are Covered Employees may receive with respect to such awards in a given year. If the amendment to the Equity-Based Compensation Plan is approved at the Annual Meeting, the performance standards implemented by the options and compensation committee with respect to certain awards under the Equity-Based Compensation Plan will be based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria): (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow returns; (v) return on net assets, return on assets, return on investment, return on capital, or return on equity; (vi) economic value added; (vii) operating margin or contribution margin; (viii) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before extraordinary or special items; or operating income; (ix) total stockholder return; (x) debt reduction; and (xi) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the options and compensation committee including, but not limited to, the Standard &

Poor’s 500 Stock Index or a group of comparable companies, including the group selected by the Company for purposes of the stock performance graph contained in this proxy statement. Moreover, the Company has determined that the Equity-Based Compensation Plan should be amended to provide that any performance awards granted to a Covered Employee may not relate to more than 150,000 shares of Common Stock with respect to stock based awards, subject to adjustment for recapitalizations and similar transactions as described in the Equity-Based Compensation Plan, nor may performance awards, the value of which are not based on Common Stock, result in more than $7,500,000 of compensation for a Covered Employee in a given year.
      In addition, the Company has determined that the eligibility provisions already contained in the Equity-Based Compensation Plan should be restated in the proposed amendment without modification. Specifically, the eligibility provisions will continue to provide that individuals eligible to participate in the Equity-Based Compensation Plan include all officers and employees of the Company or any subsidiary, and any other persons who provide services to the Company or any other subsidiaries, including directors of the Company.
Required Vote and Recommendation
      Approval of the proposed amendment to the Equity-Based Compensation Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the proposed amendment, and broker non-votes will have no effect on the outcome of the proposed amendment. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the proposed amendment to the Equity-Based Compensation Plan.
      If the proposed amendment to the Equity-Based Compensation Plan is not approved by stockholders at the Annual Meeting, Covered Employees will not receive additional awards under the Equity-Based Compensation Plan. However, individuals other than Covered Employees would continue to be eligible to receive awards in that event. Because Covered Employees will not receive additional awards under the Equity-Based Compensation Plan if the proposed amendment to the Equity-Based Compensation is not approved by stockholders, executive officers that are Covered Employees have an interest in, and may benefit from, the adoption of the proposed amendment to the Equity-Based Compensation Plan.
      The Board recommends that stockholders vote “FOR” the proposed amendment to the Equity-Based Compensation Plan.
PROPOSAL THREE — RATIFICATION OF THE SELECTION OF
INDEPENDENT ACCOUNTANTS
      On February 9, 2005, the audit and compliance committee of the Board selected KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005. The Company expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
      If the appointment of KPMG LLP as the Company’s independent accountants is not ratified at the Annual Meeting, the audit and compliance committee will consider the appointment of other independent accountants. The audit and compliance committee may terminate the appointment of KPMG LLP as independent accountants without the approval of the Company’s stockholders whenever the audit and compliance committee deems termination necessary or appropriate.
Required Vote and Recommendation
      Ratification of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005 requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of KPMG LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent accountants. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.
      The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.
DIRECTORS
      The following tables set forth certain information regarding the Nominees and the other directors of the Company:

			Director’s
Name of Nominee	Age	Title	Term Ending

John C. Garrett, M.D.	63	Director	2005
James Ken Newman	61	Nominee	N/A
William H. Wilcox	53	President, Chief Executive Officer and Director	2005
      John C. Garrett, M.D. has served as a director of the Company since February 2001. Dr. Garrett had been a director of OrthoLink Physicians Corporation (“OrthoLink”), which was acquired by the Company in February 2001, since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. Dr. Garrett is a Fellow of the American Academy of Orthopedic Surgeons.
      James Ken Newman has been designated by the Board as a Nominee. Mr. Newman has served as president and chief executive officer of Horizon Health Corporation (“Horizon Health”) since May 2003. He has also served as chairman of the board of Horizon Health since February 1992. From July 1989 until September 1997, he served as president of Horizon Health and from July 1989 until October 1998, he also served as chief executive officer of Horizon Health. Mr. Newman also currently serves as a director of Telecare Corporation.
      William H. Wilcox joined the Company as its president and a director in September 1998. Mr. Wilcox has served as the Company’s president and chief executive officer since April 1, 2004. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining the Company. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996. Prior to that time, Mr. Wilcox served as the chief operating officer and a director of Medical Care International, Inc.

			Director’s
Name of Director	Age	Title	Term Ending

Donald E. Steen	58	Chairman of the Board	2007
Joel T. Allison	57	Director	2006
James C. Crews	67	Director	2005
Thomas L. Mills	56	Director	2007
Boone Powell, Jr.	68	Director	2007
Paul B. Queally	41	Director	2007
Jerry P. Widman	62	Director	2006
David P. Zarin, M.D.	56	Director	2006
      Donald E. Steen founded the Company in February 1998 and served as its chief executive officer until April 1, 2004. Mr. Steen continues to serve as chairman of the Board. Mr. Steen has served as chairman of the board of AmeriPath, Inc. since April 2004 and as its chief executive officer since July 2004. Mr. Steen served as president of the International Group of HCA from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982. Mr. Steen is also a member of the board of directors of Horizon Health and Kinetic Concepts, Inc.
      Joel T. Allison has served as a director of the Company since March 2002. Mr. Allison has served as president and chief executive officer of the Baylor Health Care System (“BHCS”) since 2000 and served as its senior executive vice president from 1993 until 2000.
      James C. Crews has served as director of the Company since December 2001. Mr. Crews will not stand for re-election at the Annual Meeting. Mr. Crews retired in May 2000 from Banner Health Arizona where he was chief executive officer from September 1999 until his retirement. From 1991 to 1999, Mr. Crews served as president and chief executive officer at Samaritan Health System in Phoenix, Arizona.
      Thomas L. Mills has served as a director of the Company since September 1999. Mr. Mills is the chairman of the audit and compliance committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.
      Boone Powell, Jr. has served as a director of the Company since June 1999. Mr. Powell served as the chairman of BHCS until June 2001 and served as its president and chief executive officer from 1980 until 2000. Mr. Powell is also a member of the board of directors of Abbott Laboratories and US Oncology, Inc.
      Paul B. Queally has served as a director of the Company since its inception in February 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe (“WCAS”) since January 1996. Mr. Queally is also a member of the board of directors of AmeriPath, Inc., Concentra Managed Care, Inc., LabOne, Inc. and MedCath Corporation.
      Jerry P. Widman has served as a director of the Company since September 2002. Mr. Widman was the chief financial officer of Ascension Health from 1982 until his retirement in June 2001. Mr. Widman currently serves on the board of directors of ArthroCare Corporation, Cutera, Inc. and The TriZetto Group, Inc.
      David P. Zarin, M.D. has served as a director of the Company since February 2000. Dr. Zarin has practiced otolaryngology in Houston, Texas since 1979. Dr. Zarin was a founding partner and serves as vice president of Texas ENT Specialists, PA, formed in 1997. Dr. Zarin was also a founding partner and a director of TOPS Surgical Specialty Hospital, which was acquired by the Company in July 1999. Dr. Zarin has served as a chairman and president of the medical staff of TOPS Specialty Hospital since 1999.
Indemnification of Directors and Officers
      The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporate Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are helpful in attracting and retaining qualified directors and officers.
Term of Office
      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Crews, Garrett and Wilcox currently serve as Class I directors, whose terms expire at the Annual Meeting. Messrs. Allison, Widman and Zarin currently serve as Class II directors whose terms expire at the annual meeting of stockholders in 2006. Messrs. Steen, Mills, Powell and Queally currently serve as Class III directors whose terms expire at the annual meeting of stockholders in 2007.

MEETINGS AND COMMITTEES OF DIRECTORS
      The Board had eight meetings during the Company’s fiscal year ended December 31, 2004, and approved certain matters by unanimous written consent on one occasion. The Board has four standing committees: the executive committee, the audit and compliance committee, the nominating and corporate governance committee and the options and compensation committee. Each of the directors, except for Mr. Allison, attended at least 75% of the aggregate of all meetings held by the Board and, if applicable, all meetings of committees of the Board on which such director served during 2004.
      The executive committee is comprised of Messrs. Steen (Chairman), Garrett, Queally and Wilcox. The executive committee has and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, subject to the limitations on such powers or authority as are provided by applicable law or by the Board. The Board has set approval limits that require the Board’s approval of any expenditures exceeding $10,000,000. The executive committee generally approves matters arising between regularly scheduled Board meetings that involve expenditures not exceeding such limit. The executive committee had three meetings during the Company’s fiscal year ended December 31, 2004 and approved certain matters by unanimous written consent on four occasions.
      The audit and compliance committee is currently comprised of Messrs. Mills (Chairman), Crews and Widman. After the Annual Meeting, the Company expects that Mr. Newman will join the audit and compliance committee. The audit and compliance committee is appointed by the Board and, among other things, oversees:

•	the integrity of the Company’s accounting and financial reporting processes;

•	the preparation by management of the financial statements and other financial reporting information of the Company;

•	the integrity of the Company’s systems of internal accounting and financial controls;

•	the annual independent audit of the Company’s financial statements;

•	the independence and performance of the independent accountants for the Company; and

•	the implementation of and compliance with the Company’s Corporate Compliance Plan.
      The role and other responsibilities of the audit and compliance committee are set forth in the committee’s charter. The audit and compliance committee will review and reassess the adequacy of the audit and compliance committee charter annually and recommend any proposed changes to the Board for approval. The audit and compliance committee had eight meetings during the Company’s fiscal year ended December 31, 2004.
      The nominating and corporate governance committee is comprised of Messrs. Garrett (Chairman), Powell and Queally. The primary functions of the nominating and corporate governance committee are to advise the Board on the appropriate composition of the Board, to identify and recommend to the Board qualified nominees for service on the Board or committees thereof, to assess director performance and to provide advice regarding, and to recommend to the Board, appropriate corporate governance practices. The nominating and corporate governance committee had one meeting during the Company’s fiscal year ended December 31, 2004.
      The options and compensation committee is comprised of Messrs. Queally (Chairman), Garrett and Powell. The primary functions of the options and compensation committee are to review and recommend the compensation arrangements for the Company’s directors and officers and monitor and administer the Company’s equity-based incentive plans. The options and compensation committee had two meetings during the Company’s fiscal year ended December 31, 2004 and approved certain matters by unanimous written consent on six occasions.

CORPORATE GOVERNANCE
Corporate Governance Policies and Charters
      Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.unitedsurgical.com/frames investorrelations.htm:

•	Code of Conduct

•	Corporate Governance Guidelines

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Options and Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Financial Code of Ethics for Senior Financial Officers
      Copies may also be obtained, free of charge, by writing to the secretary of the Company at: United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The Company adopted the Code of Ethics for Senior Financial Officers on February 25, 2003. The Code of Ethics applies to the Company’s chief executive officer, chief financial officer, chief accounting officer and other senior financial officers.
Board Independence
      With the assistance of legal counsel to the Company and based upon the review of the nominating and corporate governance committee, the Board has determined, in its business judgment, that (i) each of the current directors, except Messrs. Steen, Allison and Wilcox, is independent within the meaning of the rules of the NASDAQ National Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect, (ii) each of the members of each of the Board committees is “independent” within the meaning of Nasdaq’s director independence standards and meets all other applicable requirements of the Securities and Exchange Commission (the “Commission”), Nasdaq and the Internal Revenue Service and (iii) Mr. Widman, a member of the audit and compliance committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Commission and satisfies Nasdaq’s financial experience requirements.
Director Qualifications
      The Company’s corporate governance guidelines and nominating and corporate governance committee charter contain Board membership criteria that apply to nominating and corporate governance committee-recommended nominees for a position on the Board. Under these criteria, the nominating and corporate governance committee will consider the skills and experience of a Board candidate in the context of the needs of the Board, as well as the candidate’s qualification as independent for Board and committee service under the applicable standards. A Board member may not serve on more than three other public company boards, unless the Board waives this requirement after determining that it is in the best interests of the Company to do so. Each director must represent the interests of all stockholders.
Identifying and Evaluating Nominees for Directors
      The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for directors. The nominating and corporate governance committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the nominating and corporate governance committee will consider various potential candidates. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year.
      The nominating and corporate governance committee will consider stockholder nominations for Board candidates upon written submission of such recommendation to the secretary of the Company along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by the Company’s bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating and corporate governance committee.
      The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the nominating and corporate governance committee will seek to achieve a balance of knowledge, experience and capability on the Board. The nominating and corporate governance committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, the nominating and corporate governance committee makes a recommendation to the full Board as to the person who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the nominating and corporate governance committee.
Communications with the Board
      Individuals may communicate with the Board or individual directors by writing to the Company’s secretary at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The secretary will review all such correspondence and forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by the Company and request copies. Concerns relating to accounting, internal controls or auditing matters will be immediately brought to the attention of the chairman of the audit and compliance committee and handled in accordance with its procedures established with respect to such matters.
Executive Sessions
      Executive sessions of non-management directors are held at each Board meeting. Any non-management director can request that an additional executive session be scheduled. At each such meeting, one of the non-management directors is selected by the others to be the presiding director at that meeting.
Policy on Attendance by Board Members at the Annual Meeting
      The Board has not adopted a policy on attendance by Board members at the Company’s annual meeting of stockholders. However, each of the members of the Board attended the Company’s 2004 annual meeting of stockholders and the Company expects that each of the members of the Board will attend the Annual Meeting.
Board Compensation
      Members of the Board who are also officers or employees of the Company do not receive compensation for their services as directors. Each director is generally granted an award of options to purchase up to 8,500 shares of Common Stock upon becoming a director, at an exercise price equal to the opening price of the Common Stock on the date of grant. On February 9, 2005, the Board approved grants, to be effective April 1, 2005, to each non-employee director of an option to purchase 3,000 shares of Common Stock, at an exercise price equal to the opening price of the Common Stock on the date of grant, and 1,500 restricted shares. In each case, the stock options granted to the directors have a three-year vesting schedule and the restricted shares vest on the third anniversary of the date of grant. Non-employee members of the Board are entitled to a $15,000 annual retainer, a $2,500 fee for attendance at regularly scheduled meetings of the Board (or, if the member participates in the meeting by phone, $1,250), a $2,500 fee for attendance at audit and compliance committee meetings and a $1,000 fee for attendance at options and compensation committee meetings. The chairman of the audit and compliance committee is also entitled to a $20,000 annual retainer. All directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof.
EXECUTIVE OFFICERS
      The following table sets forth certain information regarding the executive officers of the Company:

Name of Officer	Age	Title

Donald E. Steen	58	Chairman of the Board
William H. Wilcox	53	President, Chief Executive Officer and Director
Brett P. Brodnax	40	Executive Vice President and Chief Development Officer
Mark C. Garvin	40	Senior Vice President and Chief Operating Officer
Mark A. Kopser	40	Senior Vice President and Chief Financial Officer
John J. Wellik	43	Senior Vice President, Accounting and Administration, Chief Accounting Officer and Secretary
      The executive officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Steen and Wilcox is set forth previously in this proxy statement. See “Directors.”
      Brett P. Brodnax serves as the executive vice president and chief development officer of the Company. Prior to joining the Company in December 1999, Mr. Brodnax was an assistant vice president at BHCS from May 1990 until December 1999.
      Mark C. Garvin joined the Company as a senior vice president, operations, in February 2001 and has served as senior vice president and chief operating officer of the Company since April 2004. From 1996 until February 2001, Mr. Garvin served in various senior management positions at OrthoLink, including senior vice president, surgical operations.
      Mark A. Kopser joined the Company as its senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.
      John J. Wellik has been employed by the Company since April 1999 and currently serves as its senior vice president, accounting and administration, chief accounting officer and secretary. Prior to joining the Company, Mr. Wellik served in various financial management positions.

EXECUTIVE COMPENSATION
      The following table contains summary information concerning the total compensation earned during 2004, 2003 and 2002 by the chief executive officer and by the four other most highly compensated executive officers of the Company serving in this capacity as of December 31, 2004, whose total annual salary and bonus exceeded $100,000 for that fiscal year. Such persons are referred to herein as the “Named Executive Officers.”
Summary Compensation Table

	Annual Compensation								Long-Term Compensation

							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
		Salary	Bonus		Compensation		Awards		Options	Compensation
	Year	($)	($)		($)		($)		(#)	($)

Donald E. Steen	2004	328,125	387,109	(2)	100,000	(3)	—		—	6,150	(4)
Chairman of the Board(1)	2003	483,333	435,000	(2)	120,000	(3)	984,000	(5)	—	6,000	(4)
	2002	420,000	420,000	(2)	120,000	(3)	—		125,000	5,500	(4)
William H. Wilcox	2004	486,250	425,469	(2)	100,000	(3)	1,820,000	(6)	—	6,150	(4)
President, Chief Executive	2003	421,667	379,500	(2)	80,000	(3)	738,000	(7)	—	6,000	(4)
Officer and Director(1)	2002	368,750	368,750	(2)	80,000	(3)	—		100,000	5,500	(4)
Brett P. Brodnax	2004	276,667	172,917	(2)	—		904,450	(8)	—	6,150	(4)
Executive Vice President and	2003	245,000	165,375	(2)	—		120,450	(9)	10,000	6,000	(4)
Chief Development Officer	2002	196,250	147,188		—		139,650	(10)	30,000	5,500	(4)
Mark C. Garvin	2004	289,167	182,175	(2)	—		777,750	(11)	—	97,480	(12)
Senior Vice President	2003	246,666	120,250	(2)	—		120,450	(9)	10,000	6,000	(4)
and Chief Operating Officer	2002	237,115	177,836		—		139,650	(10)	15,000	5,500	(4)
Mark A. Kopser	2004	275,000	196,875	(2)	—		182,750	(13)	—	6,150	(4)
Senior Vice President	2003	253,333	171,000	(2)	—		120,450	(9)	—	6,000	(4)
and Chief Financial Officer	2002	228,542	171,407		—		139,650	(10)	15,000	5,500	(4)
John J. Wellik	2004	207,500	103,750	(2)	—		146,200	(14)	—	6,150	(4)
Senior Vice President,	2003	196,667	106,200	(2)	—		63,150	(15)	—	6,000	(4)
Accounting and Administration,	2002	178,073	88,334		—		99,750	(16)	20,000	5,500	(4)
Chief Accounting Officer and Secretary

(1)	Mr. Steen served as the Company’s chief executive officer until April 1, 2004. The Board appointed Mr. Wilcox as the Company’s chief executive officer effective April 1, 2004.
(2)	Half of the amount shown was paid in cash and the other half was deferred at the Named Executive Officer’s election pursuant to the Company’s Deferred Compensation Plan. See “— Deferred Compensation Plan.”
(3)	Consists solely of incentive contributions by the Company to the Named Executive Officer’s Supplemental Retirement Plan account. See “— Supplemental Retirement Plan.”
(4)	Consists solely of contributions to the Named Executive Officer’s account under the United Surgical Partners International, Inc. 401(k) Plan (the “401(k) Plan”).
(5)	Represents a restricted stock award of 40,000 shares on July 29, 2003. The restrictions with respect to 2,857 of such shares will lapse on July 29 of each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 20,000 shares will lapse on July 29, 2010; provided, however, that such restrictions may lapse earlier if certain earnings per share (“EPS”) targets are met. At December 31, 2004, Mr. Steen held a total of 37,143 restricted shares having a value of $1,548,863 at that date.
(6)	Represents a restricted stock award of 50,000 shares on August 3, 2004. The restrictions with respect to 4,166 of such shares will lapse on August 3 of each of 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 25,000 shares will lapse on August 3, 2010; provided; however, that such restrictions may lapse earlier if certain EPS targets are met. At December 31, 2004, Mr. Wilcox held a total of 77,858 restricted shares having a value of $3,246,679 at that date.
(7)	Represents a restricted stock award of 30,000 shares on July 29, 2003. The restrictions with respect to 2,142 of such shares will lapse on July 29 of each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 15,000 shares will lapse on July 29, 2010; provided, however, that such restrictions may lapse earlier if certain EPS targets are met.
(8)	Represents restricted stock awards of 10,000 and 15,000 shares on March 1, 2004 and November 1, 2004, respectively. With respect to the March 1 grant, restrictions with respect to 714 shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the restrictions with respect to the remaining 5,000 shares will lapse on March 1, 2011; provided however, that such shares may vest earlier if certain EPS targets are met. With respect to November 1 grant, restrictions with respect to 1,071 shares will vest on November 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the remaining 7,500 shares will vest on November 1, 2011; provided, however that such shares may vest earlier if certain EPS targets are met. At December 31, 2004, Mr. Brodnax held a total of 39,500 restricted shares having a value of $1,647,150 at that date.

(9)	Represents a restricted stock award of 7,500 shares on February 11, 2003. The restrictions with respect to such shares will lapse on February 11, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.

(10)	Represents a restricted stock award of 7,000 shares on February 12, 2002. The restrictions with respect to such shares will lapse on February 12, 2009; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.
(11)	Represents restricted stock awards of 5,000 and 17,500 shares on March 1, 2004 and April 15, 2004, respectively. With respect to the March 1 grant, restrictions with respect to 357 shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the restrictions with respect to the remaining 2,500 shares will lapse on March 1, 2011; provided however, that such shares may vest earlier if certain EPS targets are met. With respect to April 15 grant, restrictions with respect to 1,250 shares will vest on April 15 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the remaining 8,750 shares will vest on April 15, 2011; provided, however that such shares may vest earlier if certain EPS targets are met. At December 31, 2004, Mr. Garvin held a total of 37,000 restricted shares having a value of $1,542,900 at that date.
(12)	Consists of (a) a contribution of $6,150 to Mr. Garvin’s account under the 401(k) Plan, (b) a relocation bonus of $40,788 and (c) reimbursement of relocation expenses totaling $50,542.
(13)	Represents a restricted stock award of 5,000 shares on March 1, 2004. The restrictions with respect to 357 of such shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011. The restrictions with respect to the remaining 2,500 shares will lapse on March 1, 2011; provided, however that such restrictions may lapse earlier if certain EPS targets are met. At December 31, 2004, Mr. Kopser held a total of 19,500 restricted shares having a value of $813,150 at that date.
(14)	Represents a restricted stock award of 4,000 shares on March 1, 2004. The restrictions with respect to 400 of such shares will lapse on March 1 of each of 2005, 2006, 2007, 2008 and 2009. The restrictions with respect to the remaining 2,000 shares will lapse on March 1, 2009; provided, however that such restrictions may lapse earlier if certain EPS targets are met. At December 31, 2004, Mr. Wellik held a total of 12,000 restricted shares having a value of $500,400 at that date.
(15)	Represents a restricted stock award of 3,000 shares on May 27, 2003. The restrictions with respect to such shares will lapse on May 27, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.
(16)	Represents a restricted stock award of 5,000 shares on February 12, 2002. The restrictions with respect to such shares will lapse on February 12, 2009; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.

Option Grants in 2004
      No stock options were granted to any of the Named Executive Officers in 2004.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides certain information with respect to the exercise of stock options during the last completed fiscal year and stock options held by the Named Executive Officers as of December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald E. Steen	52,768	1,589,760	487,496	87,500	13,368,612	1,521,250
William H. Wilcox	40,000	1,219,000	412,217	81,111	11,153,710	1,524,775
Brett P. Brodnax	—	—	52,499	27,500	1,182,771	499,300
Mark C. Garvin	22,500	421,543	12,500	27,500	257,138	596,587
Mark A. Kopser	10,000	291,800	147,916	18,750	4,057,818	356,213
John J. Wellik	14,333	347,596	33,083	16,250	683,228	290,763

(1)	The value of “in-the-money” options represents the positive spread between the respective exercise prices of outstanding options and the price per share of Common Stock for the last trade reported by Nasdaq on December 31, 2004, which was $41.70.
Employment Agreements
      Donald E. Steen. On November 15, 2002, the Company entered into an employment agreement with Donald E. Steen that provided for annual base compensation of $475,000, subject to increases approved by the Board, and a performance bonus of up to 100% of his annual base salary. In February 2004, the agreement was amended to reflect that Mr. Steen resigned as chief executive officer, effective April 1, 2004, and will continue to serve as chairman until November 15, 2011. Accordingly, Mr. Steen’s base salary was reduced to $262,500, subject to increases approved by the Board, including for purposes of determining his performance bonus. In the event that the Company terminates the employment agreement other than for cause, Mr. Steen would be entitled to continue to receive his annual base salary and bonus as follows: (i) if termination occurs during the first two years of the agreement, severance shall be due for two years after termination, (ii) if termination occurs during the third or fourth year of the agreement, severance shall be due for three years after termination, and (iii) if termination occurs after the first four years of the agreement, severance shall be due from the termination until the ninth anniversary of the agreement. The employment agreement further provides that all of Mr. Steen’s stock options automatically become fully vested if the Company terminates the agreement for any reason other than for cause.
      William H. Wilcox. On November 15, 2002, the Company entered into a two-year employment agreement, which renews for successive two-year terms unless terminated by either party, with William H. Wilcox. The employment agreement provides for annual base compensation of $415,000, subject to increases approved by the Board. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary plus the average annual bonus awarded to Mr. Wilcox for the prior two calendar years for a period of 24 months following termination. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Wilcox’s stock options automatically become fully vested.
      Brett P. Brodnax. On August 1, 2003, the Company entered into a two-year employment agreement with Brett P. Brodnax that provides that he will serve as the Company’s senior vice president and chief development officer. Mr. Brodnax has since been promoted to executive vice president and chief development officer. The employment agreement provides for annual base compensation of $250,000, subject to increases approved by the Board. Mr. Brodnax is also eligible for a performance bonus of up to 75% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Brodnax would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Brodnax’s stock options automatically become fully vested.
      Mark C. Garvin. On August 1, 2003, the Company entered into a two-year employment agreement with Mark C. Garvin that provides that he will serve as the Company’s senior vice president of operations. Mr. Garvin has since been promoted to senior vice president and chief operating officer. The employment agreement provides for annual base compensation of $250,000, subject to increases approved by the Board. Mr. Garvin is also eligible for a performance bonus of up to 75% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Garvin would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Garvin’s stock options automatically become fully vested.
      Mark A. Kopser. On August 1, 2003, the Company entered into a two-year employment agreement with Mark A. Kopser that provides that he will serve as the Company’s senior vice president and chief financial officer. The employment agreement provides for annual base compensation of $250,000, subject to increases approved by the Board. Mr. Kopser is also eligible for a performance bonus of up to 75% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Kopser would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Kopser’s stock options automatically become fully vested.

2001 Equity-Based Compensation Plan
      The purpose of the Equity-Based Compensation Plan is to provide an incentive for employees, directors and certain consultants and advisors of the Company to remain in the service of the Company, to extend to those persons the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to enter the service of the Company. A summary description of the Equity-Based Compensation Plan, as proposed to be modified by the amendment described in this proxy statement, is set forth in Appendix A.
Employee Stock Purchase Plan
      The Company adopted its Employee Stock Purchase Plan on February 13, 2001. A total of 500,000 shares of Common Stock are authorized for issuance under the plan. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the Company’s interests by providing an opportunity to purchase Common Stock at a favorable price. The plan is administered by the options and compensation committee.
      Any eligible employee may elect to participate in the plan by authorizing the options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by the options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount of eligible compensation established by the Company from which the deduction is made. In no event will an employee be granted an option under the plan that would permit the purchase of stock with a fair market value in excess of $25,000, or to purchase more than 5,000 shares in any six month period.
      There are two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The exercise price of options granted under the plan is an amount equal to the lesser of 85% of the fair market value of the Common Stock on the date of exercise or on the date of grant.
      The plan is designed to comply with Section 423 of the Code and thus is eligible for the favorable tax treatment afforded by Section 423.
1998 Stock Option and Restricted Stock Purchase Plan
      The Company adopted its 1998 Stock Option and Restricted Stock Purchase Plan (the “1998 Stock Option Plan”) on April 30, 1998. A total of 2,000,000 shares of Common Stock are authorized for issuance under the plan. As a result of the adoption of the Equity-Based Compensation Plan, the Company will not grant any additional options under the 1998 Stock Option Plan. The 1998 Stock Option Plan provides for grants of incentive stock options to employees of the Company, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to officers, other employees, directors and consultants of the Company. The purposes of the 1998 Stock Option Plan are to:

•	promote the interest of the Company and its stockholders by providing an opportunity to selected employees, officers, directors and other persons to purchase Common Stock; and

•	attract, retain and motivate employees of the Company and other persons and to encourage employees of the Company and other persons to devote their best efforts to the business and financial success of the Company.
      The options and compensation committee administered the 1998 Stock Option Plan. The options and compensation committee designated the individuals to receive options or stock purchase awards, the number of shares subject to options or stock purchase awards, and the terms and conditions of each option or stock purchase award granted under the 1998 Stock Option Plan.
      While the options and compensation committee determined the terms of options or stock purchase awards granted under the 1998 Stock Option Plan, the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code cannot be exercisable after the expiration of five years from the date of grant.
      The 1998 Stock Option Plan is not currently subject to ERISA or Section 162(m) of the Code.
      The options and compensation committee determined the exercise price of options granted under the 1998 Stock Option Plan. Incentive stock options were granted at the fair market value of the underlying stock at the time the option was granted. Further, the exercise price of any incentive stock option granted to an employee who possessed more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code must have been at least 110% of the fair market value of the underlying stock at the time the option was granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the options and compensation committee.
      The options and compensation committee determined the purchase price for shares of Common Stock sold pursuant to stock purchase awards. The purchase price need not be equal to the fair market value of Common Stock. The purchase price is payable in cash or, at the discretion of the committee, with the grantee’s promissory note, secured by the stock subject to the award, or any other consideration approved by the committee.
Deferred Compensation Plan
      Effective January 1, 2005, the Company adopted the United Surgical Partners International, Inc. Deferred Compensation Plan (the “DCP”). The DCP was adopted to merge the United Surgical Partners International, Inc. Deferred Compensation Plan, effective as of February 12, 2002, and the United Surgical Partners International, Inc. Supplemental Retirement Plan into a single plan that complies with recent legislation impacting the executive deferred compensation arrangements sponsored by the Company.
      The Board designates those persons who are eligible to participate in the DCP. Currently, each of Messrs. Steen, Wilcox, Brodnax, Garvin, Kopser and Wellik are eligible to participate in the DCP. The DCP enables participants to defer all or a portion of their bonus in a calendar year and up to 75% of their base salary, typically by making a deferral election in the calendar year prior to the year in which the bonus relates or the annual salary is otherwise payable.
      The Company may make a discretionary matching contribution on behalf of any or all participants depending upon the financial strength of the Company. The amount of the match, if any, will be determined in the sole discretion of the deferred compensation plan committee. No Company matching contributions have been made to date.
      Although participants are 100% vested in their deferrals of salary and bonus, Company contributions to the DCP are subject to vesting schedules established by the deferred compensation plan committee in its sole discretion (which may vary among different contributions). Notwithstanding, such vesting schedules, participants will become 100% vested in their accounts under the DCP in the event of (i) retirement on or after the earlier to occur of (a) age 60 following the completion of five years of service with the Company or (b) age 65, (ii) a change in control or (iii) death.
      Benefits are payable upon termination of employment. Participants may also elect, at the time they make an annual deferral, to receive a lump sum in-service distribution payable in a calendar year that is three or more years after the calendar year to which the deferral is related. A participant who elects an in-service distribution may defer the distribution for an additional five years from the original payment date so long as such election is made at least 12 months prior to the original payment date. Participants may also make an in-service withdrawal from the DCP on account of an unforeseeable emergency (as defined in the DCP). Amounts under the DCP are distributed in a lump sum cash payment, except as provided below, unless the distribution is on account of retirement at normal retirement age under the DCP. A participant can elect, at the time of a deferral under the DCP, to receive his retirement benefit in either a lump sum or pursuant to annual installments over five, 10 or 15 years. Participants may change the form of payment of their retirement benefit from a lump sum to an annual installment payment, provided such election is submitted one year prior to the participant’s retirement.
      A participant’s account will be credited with earnings and losses based on returns on deemed investment options selected by the participant from a group of deemed investments established by the deferred compensation plan committee.
      In addition, Messrs. Steen, Wilcox, Brodnax, Garvin, Kopser and Wellik are eligible to participate in a deferred stock benefit under the DCP pursuant to which a portion of their bonus deferrals is deemed invested in Common Stock. Participants selected to participate in the deferred stock benefit may defer up to 50% of their bonus under the DCP and such amount will be deemed invested in Common Stock. Deferrals deemed invested in Common Stock are not matched by the Company. However, the number of shares of Common Stock deemed purchased with any bonus deferral designated by the participant as a deferred stock deferral will equal the deferred portion of the bonus dividend by 80% of the lesser of (a) the fair market value of the Common Stock on the first day of the calendar year or (b) the fair market value of the Common Stock on the last day of the calendar year. Amounts distributed pursuant to the DCP invested in Common Stock are paid in shares of Common Stock. Any Common Stock distributed as payment under the DCP is not issued under the DCP, but is instead issued under the Equity-Based Compensation Plan.
      The DCP is administered by the Company’s deferred compensation plan committee. The DCP is an “unfunded” arrangement for purposes of ERISA. Accordingly, the DCP consists of a mere promise by the Company to make payments in accordance with the terms of the DCP and participants and beneficiaries have the status of general unsecured creditors of the Company. A participant’s account and benefits payable under the DCP are not assignable. The Company may amend or terminate the DCP provided that no amendment adversely affects the rights of any participant with respect to amounts that have been credited to his account under the DCP prior to the date of such amendment. Upon termination of the DCP, a participant’s account will be paid out as though the participant experienced a termination of employment on the date of the DCP’s termination or, for participants who have attained normal retirement age, in the form of payment elected by the participant.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides certain information about Common Stock that may be issued upon the exercise of options under the Equity-Based Compensation Plan, Employee Stock Purchase Plan and the 1998 Stock Option Plan, which were the only existing equity compensation plans of the Company as of December 31, 2004.

(c)Number of
		(b)Weighted	Securities Remaining
		Average	Available for Future
	(a)Number of	Exercise Price of	Issuance Under
	Securities to be Issued	Outstanding	Equity Compensation
	Upon Exercise of	Options,	Plans (Excluding		(d)Total of Securities
	Outstanding Options,	Warrants and	Securities Reflected in		Reflected in
Plan Category	Warrants and Rights	Rights(1)	Column (a))		Columns (a) and (c)

Equity Compensation Plans Approved by Stockholders	2,777,304	$18.81	1,636,031	(2)	4,413,335
Equity Compensation Plans Not Approved by Stockholders	—	—	—		—

Total	2,777,304	$18.81	1,636,031	(2)	4,413,335

(1)	These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)	Includes 245,439 shares reserved for issuance under the Employee Stock Purchase Plan.
OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Role of the Options and Compensation Committee
      The options and compensation committee of the Board is currently composed of Messrs. Garrett, Powell and Queally. The options and compensation committee determines annual salary, bonus and other compensation for the Company’s directors and officers. The options and compensation committee also monitors and administers all of the Company’s equity-based incentive and supplemental retirement plans and, subject to the provisions of each such plan, determines grants under it for all employees and consultants, including directors and executive officers. The options and compensation committee had two meetings during 2004 and approved certain matters by unanimous written consent on six separate occasions, including matters related to the Company’s compensation practices and awards of stock options and restricted stock to certain employees and directors of the Company.
Principles of Executive Compensation
      In determining compensation levels and developing compensation programs for the Company’s executive officers, the options and compensation committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company’s compensation strategy include the following:

•	attracting and retaining superior executive talent and motivating executives to achieve optimum short-term and long-term corporate operating results;

•	aligning the interests of executive officers with the creation of stockholder value and ensuring long-term growth orientation through equity-based incentive and supplemental retirement plans; and

•	providing a compensation package that recognizes individual contributions as well as overall business results.
Description of the Executive Compensation Program
      The key elements of the Company’s executive compensation program are base salary, annual cash bonuses, equity-based incentives and supplemental retirement plan contributions.

      The options and compensation committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the options and compensation committee considers all elements of an executive’s total compensation package, recommendations of the chief executive officer (as discussed below) and other objective and subjective criteria as the options and compensation committee deems appropriate with respect to each executive officer. The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual cash bonuses and equity-based incentives to provide competitive total direct compensation opportunities consistent with the philosophy described below. In addition, in 2004 independent compensation consultants were engaged by the options and compensation committee to evaluate the Company’s executive compensation program. This evaluation included a comparison of the Company’s executive compensation program to the compensation programs of an industry peer group. The consulting firm concluded that the structure of the Company’s executive compensation program was generally consistent with the industry peer group.
      No specific weighting is assigned to any of the factors considered in determining annual adjustments to base salaries and cash bonuses for the executive officers.

Base Salary
      The base salary of each of the executive officers, other than the chief executive officer, is reviewed annually by the options and compensation committee, with adjustments made based primarily on the recommendations of the chief executive officer. In reviewing base salaries, the options and compensation committee considers various factors, including the position of the executive officer, the compensation of officers of comparable companies within the healthcare industry, the performance of the executive officer with respect to specific objectives, increases in responsibilities and recommendations of the chief executive officer. The specific objectives for each executive officer vary each year in accordance with the scope of the officer’s position, the potential inherent in that position for impacting the Company’s operating and financial results and the actual operating and financial contributions produced by the officer in previous years. The chief executive officer and the options and compensation committee also consider each executive officer’s responsibilities related to achieving certain objectives within the context of the Company’s annual business plan, including net patient service revenue, operating income, net income, earnings per share and return on invested capital.

Annual Cash Bonus
      Annual cash bonuses to executive officers, other than the chief executive officer, are determined by the options and compensation committee after considering the recommendations of the chief executive officer. The chief executive officer, in developing his bonus recommendations for the other executive officers for 2004, as well as the options and compensation committee in evaluating the chief executive officer’s recommendations, considered the financial performance of the Company, as measured by the Company’s achievement of certain earnings per share targets.

Equity-Based Incentives
      The options and compensation committee believes that equity ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Company formerly provided such equity-based compensation pursuant to the 1998 Stock Option Plan. In February 2001, the Equity-Based Compensation Plan became effective and replaced the 1998 Stock Option Plan for purposes of providing equity-based compensation to directors, executives and other key employees and consultants.
      The Equity-Based Compensation Plan authorizes the granting of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentives to executives and other key employees and consultants of the Company. To align the interests of senior executives with the interests of stockholders, in previous years the options and compensation committee has granted incentive and non-qualified stock options and restricted stock awards, typically on an annual basis. However, the options and compensation committee’s current intention regarding such awards is to grant restricted stock awards to executives every three years. The committee believes that a three year incentive cycle will enhance longer term management focus. To encourage retention and align management’s interests with stockholders, the ability to transfer such restricted shares will be subject to vesting requirements based on both time and more than 50% based on performance measures, primarily EPS growth. The options and compensation committee will determine the level of restricted stock to be granted to each of the Company’s executives based upon such executive’s position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive.
Compensation of the Chief Executive Officer
      Mr. Steen resigned as chief executive officer effective April 1, 2004 and Mr. Wilcox assumed the role of chief executive officer at that time. Mr. Steen continues to serve as chairman of the Board. Mr. Steen’s employment agreement provides for a base salary of $262,500, subject to increases approved by the Board. In 2004, Mr. Steen’s total base salary was $328,125. Mr. Wilcox’s employment agreement provides for a base salary of $415,000, subject to increases approved by the Board. In 2004, Mr. Wilcox’s base salary was $486,250. Factors considered by the options and compensation committee in setting Messrs. Steen’s and Wilcox’s base salary were their experience and achievements in the healthcare industry, the Company’s operating and financial performance and the compensation of chief executive officers of comparable companies within the healthcare industry.
      Under the terms of his employment agreements, Messrs. Steen and Wilcox are eligible for a cash bonus of up to 100% of their base salary. The options and compensation committee approved a bonus in excess of that limit for Mr. Steen in February 2005 and awarded Mr. Steen a cash bonus of $387,109. The committee also approved a cash bonus for Mr. Wilcox of $425,469. These bonuses were based on the Company’s financial performance, as measured by the Company’s achievement of certain earnings per share targets. The options and compensation committee anticipates that cash bonuses paid to Mr. Wilcox in the future will be based primarily on the financial performance of the Company, as well as his individual performance in supporting the Company’s operating, financial and strategic success.
$1 Million Pay Deductibility Cap
      The Company’s executive compensation strategy is intended to be cost and tax effective. Therefore, the Company’s policy is to avail itself of all proper deductions under the Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its chief executive officer and its four other highest paid executive officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 2004, certain factors involved in the Company’s compensation program may impact whether the deduction limitation is exceeded in the future. The Equity-Based Compensation Plan, as drafted, permits compensation associated with awards to be excluded from the deduction limitations. However, in future years or if the company’s plans are modified, certain payments under the these plans, including grants of restricted stock and certain stock options, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation.
      As the Company moves forward in its efforts to create stockholder value in the years ahead, the options and compensation committee will continue to review, monitor and evaluate the Company’s program for executive compensation to assure that it is internally effective in support of the Company’s strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company’s financial objectives, and appropriately rewards the creation of value on behalf of the Company’s stockholders.

      The options and compensation committee of the Board is:
Paul B. Queally, Chairman
John C. Garrett, M.D.
Boone Powell, Jr.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      The options and compensation committee of the Board consists of Messrs. Queally (Chairman), Garrett and Powell. None of such persons are officers or employees or former officers or employees of the Company. None of the executive officers of the Company served as a member of the compensation committee of any other company during 2004.
AUDIT AND COMPLIANCE COMMITTEE REPORT
      The audit and compliance committee of the Board is currently composed of Messrs. Mills (Chairman), Crews and Widman. After the Annual Meeting, the Company expects that Mr. Newman will join the audit and compliance committee. The audit and compliance committee operates pursuant to an audit and compliance committee charter.
      As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls over financial reporting and disclosure controls and procedures. KPMG LLP, as the independent registered public accounting firm, is responsible for auditing the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
      In the performance of its oversight function, the audit and compliance committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2004. The audit and compliance committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the audit and compliance committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The audit and compliance committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the auditors’ independence and discussed with them their independence from the Company and its management.
      The members of the audit and compliance committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit and compliance committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit and compliance committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit and compliance committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public

Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that management’s assessment of internal controls over financial reporting is fairly stated or that the Company maintained effective internal control over financial reporting based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission or that the Company’s auditors are in fact “independent.”
      Based upon the reports and the audit and compliance committee’s discussions described in this report, and subject to the limitations on the role and responsibilities of the audit and compliance committee referred to above and in the audit and compliance committee charter, the audit and compliance committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Commission.
      The audit and compliance committee of the Board is:
Thomas L. Mills, Chairman
James C. Crews
Jerry P. Widman
FEES PAID TO INDEPENDENT ACCOUNTANTS
      Audit Fees. KPMG LLP billed the Company $1,511,528 in 2004 and $1,107,781 in 2003 in connection with the audit of the Company’s financial statements and audit services provided in connection with other statutory or regulatory filings for the years ended December 31, 2004 and 2003 and in connection with the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004 and 2003. The 2004 audit fees include $618,000 related to audit services required to comply with Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees. KPMG LLP billed the Company $61,087 in 2004 and $125,766 in 2003 for audit related services, consisting primarily of audits of financial statements of employee benefit plans and services related to business acquisitions.
      Tax Fees. KPMG LLP billed the Company $369,134 in 2004 and $325,106 in 2003 for professional services rendered in connection with tax compliance, tax advice and tax planning.
      All Other Fees. The aggregate fees billed to the Company in 2004 and 2003 by KPMG LLP for services performed for 2004 and 2003, other than the fees described above, were $54,500 and $27,800, respectively. The fees were incurred for non-audit services consisting primarily of assistance with preparation of Medicare cost reports. KPMG LLP did not render any services related to financial information systems design and implementation during 2004 or 2003.
AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS
      The audit and compliance committee is directly responsible for appointing, setting compensation for and overseeing the work of the Company’s independent accountants. The audit and compliance committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Company’s independent accountants. For both types of pre-approval, the audit committee considers whether such services are consistent with the rules of the Commission on auditor independence.
      Requests for pre-approval of services must be detailed as to the services to be provided and the estimated total cost. The request is first submitted to the Company’s chief accounting officer. The chief accounting officer then determines whether any non-audit services requested are permissible. If so, the request is then sent to the audit and compliance committee. In addition, Mr. Widman is authorized to approve non-audit services between audit and compliance committee meetings and report any such approvals to the committee at its next meeting.

      Management of the Company must update the audit and compliance committee at each meeting on the status of services previously pre-approved. All audit-related services, tax services and other services rendered by KPMG LLP in 2004 were pre-approved by the audit and compliance committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Marc Steen, the son of Donald E. Steen, is employed by the Company as a director of development. During 2004, Marc Steen earned $96,235 in salary and bonus.
      Joel T. Allison currently serves as the president and chief executive officer of BHCS. The Company derived approximately 20.5% of its revenues in 2004 from its joint ventures with BHCS.

PERFORMANCE GRAPH
      The Performance Graph shown below was prepared by the Company for use in this proxy statement. Historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

1. $100 was invested in the Common Stock, the Nasdaq Composite Market Index and the Company’s Peer Group (as defined below) on June 8, 2001 (the date the Common Stock was first traded on the Nasdaq National Stock Market).

2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

3. Dividends are reinvested on the ex-dividend dates.
      The companies that comprise the Company’s Peer Group for purposes of stockholder return comparisons are as follows: Amsurg Corp., Community Health Systems, Inc., Lifepoint Hospitals, Inc., MedCath Corporation and Symbion, Inc.

Company/Index/Market	06/08/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004

United Surgical Partners International, Inc.	100.00	116.73	86.21	184.78	230.15
Peer Group	100.00	97.66	73.76	94.24	111.27
NASDAQ Composite Market Index	100.00	92.60	64.59	97.12	105.29

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership, as of the Record Date, of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director and Nominee; (iii) each Named Executive Officer; and (iv) directors and executive officers of the Company as a group. Unless otherwise indicated, to the Company’s knowledge, each person has sole voting and dispositive power over the shares indicated as owned by such person, subject to applicable community property laws.

	Number of
Name of Beneficial Owner	Shares		Percent(1)

Baron Capital Group, Inc.	2,758,300	(2)	9.55%
Robert Baron BAMCO, Inc. Baron Capital Management, Inc.
767 Fifth Avenue New York, NY 10153
Federated Investors, Inc.	2,520,350	(3)	8.73%
Voting Shares Irrevocable Trust
John F. Donahue
Rhodora J. Donahue
J. Christopher Donahue
Federated Investors Tower
Pittsburgh, PA 15222-3779
Wasatch Advisors, Inc.	2,320,878	(4)	8.04%
150 Social Hall Avenue Salt Lake City, UT 84111
T. Rowe Price Associates, Inc.	1,974,500	(5)	6.84%
100 E. Pratt Street Baltimore, MD 21202
Donald E. Steen	681,585	(6)	2.32%
William H. Wilcox	578,903	(7)	1.98%
Brett P. Brodnax	103,408	(8)	*
Mark C. Garvin	55,750	(9)	*
Mark A. Kopser	216,807	(10)	*
John J. Wellik	53,103	(11)	*
Joel T. Allison	—		—
James C. Crews	19,000	(12)	*
John C. Garrett, M.D.	66,190	(13)	*
Thomas L. Mills	33,083	(14)	*
James Ken Newman	2,500		*
Boone Powell, Jr.	15,625	(15)	*
Paul B. Queally	51,356	(16)	*
Jerry P. Widman	8,375	(17)	*
David P. Zarin, M.D.	7,875	(18)	*
All directors, Nominees and executive officers as a group (15 persons)	1,892,813	(19)	6.29%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the Commission’s rules. In computing percentage ownership of each person, shares of Common Stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of the Record Date, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 28,882,700 shares of Common Stock outstanding on the Record Date.

(2)	Based on information set forth in Amendment No. 4 to Schedule 13G, dated February 14, 2005 (the “Baron 13G”), filed with the Commission by Baron Capital Group, Inc. (“BCGI”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCMI”) and Ronald Baron. The Baron 13G reflects that (i) BCGI has shared voting power with respect to 2,719,900 shares of Common Stock and shared dispositive power with respect to 2,758,300 shares of Common Stock, (ii) BAMCO has shared voting power with respect to 2,481,500 of such shares and shared dispositive power with respect to 2,511,500 of such shares, (iii) BCMI has shared voting power with respect to 238,400 of such shares and shared dispositive power with respect to 246,800 of such shares and (iv) Ronald Baron has shared voting power with respect to 2,719,900 of such shares and shared dispositive power with respect to 2,758,300 of such shares. BAMCO and BCMI, investment advisors, are subsidiaries of BCGI. Ronald Baron owns a controlling interest in BCGI. Each of BCGI and Ronald Baron disclaim beneficial ownership of such shares of Common Stock.

(3)	Based on information set forth in Schedule 13G, dated February 11, 2005 (the “Federated 13G”), filed with the Commission by Federated Investors, Inc. (“FII”), Voting Shares Irrevocable Trust (the “Trust”), John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Trustees,” and, together with FII and the Trust, the “Federated Filers”). The Federated 13G reflects that each of the Federated Filers has sole voting and dispositive power with respect to 2,520,350 shares of Common Stock. FII is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of FII. All of FII’s voting stock is held by the Trust, for which the Trustees act as trustee. The Trustees exercise voting control over FII. Each of the Trustees disclaim beneficial ownership of such shares of Common Stock.

(4)	Based on information set forth in Schedule 13G, dated February 14, 2005 (the “Wasatch 13G”), filed with the Commission by Wasatch Advisors, Inc. (“WAI”). The Wasatch 13G reflects that WAI has sole voting and dispositive power with respect to 2,320,878 shares of Common Stock.

(5)	Based on information set forth in Schedule 13G, dated February 14, 2005 (the “T. Rowe Price 13G”), filed with the Commission by T. Rowe Price Associates, Inc. (“TRPAI”). The T. Rowe Price 13G reflects that TRPAI has sole voting power with respect to 330,700 shares of Common Stock and sole dispositive power with respect to 1,974,500 shares of Common Stock. TRPAI disclaims beneficial ownership of such shares of Common Stock.

(6)	Includes 445,831 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(7)	Includes 412,217 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(8)	Includes 52,499 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(9)	Includes 18,750 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(10)	Includes 147,916 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(11)	Includes 33,083 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(12)	Includes 12,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(13)	Includes 18,249 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(14)	Includes 20,333 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(15)	Includes 12,125 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(16)	Consists of 12,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(17)	Includes 7,375 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(18)	Includes 4,375 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(19)	Includes 1,196,753 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2004, except that (i) Mr. Wellik filed a late Form 4 on May 6, 2004 to report an option grant on May 3, 2004 and (ii) Mr. Brodnax filed a late Form 4 on June 30, 2004 to report an open market sale on June 10, 2004.
ADDITIONAL INFORMATION
Stockholder Proposals
      Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by February 15, 2006, with respect to proxies submitted to the 2006 annual meeting of the Company’s stockholders. Pursuant to Rule 14a-8 of the Exchange Act, to be included in the Board’s solicitation of proxies relating to the 2006 annual meeting of the Company’s stockholders, a stockholder proposal must be received by the secretary of the Company at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, no later than December 2, 2005. Pursuant to the Company’s bylaws, in order to nominate persons for election to the Board at the 2006 annual meeting of the Company’s stockholders, a stockholder must deliver notice, in the form specified in the Company’s bylaws, to the principal executive offices of the Company no earlier than December 2, 2005 and no later than January 1, 2006.
Annual Report
      The Company’s annual report to stockholders for the fiscal year ended December 31, 2004, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy solicitation material.

Stockholders Sharing a Common Address
      If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the secretary of the Company, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the secretary of the Company at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.
Incorporation by Reference
      With respect to any future filings with the Commission into which this proxy statement is incorporated by reference, the material under the headings “Options and Compensation Committee Report on Executive Compensation,” “Performance Graph” and “Audit and Compliance Committee Report” shall not be incorporated into such future filings.
Other Matters
      The Board knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

By Order of the Board of Directors,

John J. Wellik
Secretary
April 1, 2005
Addison, Texas

APPENDIX A
SUMMARY DESCRIPTION OF THE
2001 EQUITY-BASED COMPENSATION PLAN
General
      The purpose of the Equity-Based Compensation Plan is to provide a means to enhance the profitable growth of the Company and its subsidiaries by attracting and retaining employees, directors, consultants and advisors of the Company by providing such individuals with a means to acquire and maintain stock ownership or awards for which the value is tied to the performance of the Common Stock. The Equity-Based Compensation Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of the Company and their desire to remain in its employ. The Company seeks to achieve the Equity-Based Compensation Plan’s purpose by primarily providing grants of (i) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with Incentive Options, “Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards (“Restricted Stock Awards”), (v) phantom stock rights (“Phantom Stock Rights”), or (vi) any combination of such awards (collectively referred to as “Awards”). See “— Securities To Be Offered.”
      No Incentive Options may be made under the Equity-Based Compensation Plan after the date that is ten years from the date the Equity-Based Compensation Plan was adopted.
      The Equity-Based Compensation Plan, in part, is intended to qualify under the provisions of Section 422 of the Code. See “— Federal Tax Consequences.” The Equity-Based Compensation Plan is not subject to the provisions of ERISA.
Administration of the Plan
      The Board has appointed the options and compensation committee to administer the Equity-Based Compensation Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board chooses to take action under the Equity-Based Compensation Plan. Unless otherwise limited by the Equity-Based Compensation Plan or Rule 16b-3 of the Exchange Act, the options and compensation committee has broad discretion to administer the Equity-Based Compensation Plan, interpret its provisions, and adopt policies for implementing the Equity-Based Compensation Plan. This discretion includes the power to determine to whom and when Awards will be granted, determine the amount of such Awards (measured in cash, shares of Common Stock or as otherwise designated), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), to accelerate the exercise terms of an Option, delegate duties under the Equity-Based Compensation Plan, terminate, modify or amend the Equity-Based Compensation Plan (subject to Board ratification), and to execute all other responsibilities permitted or required under the Equity-Based Compensation Plan.
Persons Who May Participate in the Equity-Based Compensation Plan
      Any individual who provides services to the Company or its subsidiaries, including non-employee directors of and consultants for the Company (an “Eligible Person”), and is designated by the options and compensation committee to receive an Award under the Equity-Based Compensation Plan will be a “Participant.” An employee on leave of absence may be considered still employed by the Company for determining eligibility under the Equity-Based Compensation Plan. Any individual granted an Award that remains outstanding under the Equity-Based Compensation Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the Equity-Based Compensation Plan. The Company currently has eight non-employee directors, five executive officers and approximately 340 other employees who are eligible to participate in the Equity-Based Compensation Plan.

      A Participant under the Equity-Based Compensation Plan will be eligible to receive an Award pursuant to the terms of the Equity-Based Compensation Plan and subject to any limitations imposed by appropriate action of the options and compensation committee. No Award may be granted if the Award relates to a number of shares of Common Stock that exceeds the number of shares remaining available under the Equity-Based Compensation Plan, minus the number of shares issuable in settlement of or relating to outstanding Awards. Additionally, no Award may be granted in each fiscal year to Eligible Persons likely to be Covered Employees for more than 150,000 shares (subject to any adjustment due to recapitalization or reorganization permitted under the Equity-Based Compensation Plan) and no payment may be made in cash with respect to Awards that are not related to Common Stock in excess of $7,500,000.
      With respect to Incentive Options, a Participant must be an employee of the Company or one of its corporate subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the Common Stock underlying the Incentive Option and the Incentive Option is not, by its terms, exercisable after the fifth anniversary of the date of grant.
Securities to be Offered
      Shares Subject to the Equity-Based Compensation Plan. The maximum aggregate number of shares of Common Stock that may be granted for any and all Awards under the Equity-Based Compensation Plan will not exceed 300,000,000 shares of Common Stock (subject to any adjustment due to recapitalization or reorganization permitted under the Equity-Based Compensation Plan) or 12.5% of the total outstanding shares of Common Stock, whichever is less. If Common Stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Common Stock or is otherwise terminated without a delivery of shares to a Participant, the shares of Common Stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under the Equity-Based Compensation Plan to the extent allowable by law. The Common Stock sold pursuant to the Equity-Based Compensation Plan may be authorized but unissued shares, shares held by the Company in treasury, or shares which have been reacquired by the Company including shares which have been bought on the market for the purposes of the Equity-Based Compensation Plan. The fair market value of the Common Stock on a given date will be the lowest reported sales price so reported by Nasdaq for the Common Stock on such date or, if no such sale takes place on such day, the lowest reported sales price so reported on the last business day before the date in question. There are no fees, commissions or other charges applicable to a purchase of Common Stock under the Equity-Based Compensation Plan.
Awards
      Outstanding Awards. As of the Record Date, the Company had granted 386,500 shares of restricted stock and options to acquire an aggregate of 2,117,399 shares of Common Stock under the Equity-Based Compensation Plan.
      Stock Options. The Company may grant Options to Eligible Persons including (i) Incentive Options (only to employees of the Company or its subsidiaries) which comply with Section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the Equity-Based Compensation Plan will be stated in the Option agreement and may vary; however, the exercise price for an Incentive Option must not be less than the greater of (a) the par value per share of Common Stock or (b) the fair market value per share as of the date of grant. The exercise price per share of Common Stock subject to an Option other than an Incentive Stock Option will not be less than the par value per share of the Common Stock (but may be less than the fair market value of a share of the Common Stock on the date of grant). Options may be exercised as the options and compensation committee determines, but not later than 10 years from the date of grant. Any Incentive Option which fails to comply with Section 422 of the Code for any reason, will result in the reclassification of the Option to a Nonstatutory Option which will be exercisable as such. The options and compensation committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the options and compensation committee, payment in Common Stock, other Awards or other property) and the methods and forms in which Common Stock will be delivered to a Participant.
      SARs. SARs may be awarded in connection with or separate from an Option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of the Common Stock on the date of exercise over the grant price of the SAR as determined by the options and compensation committee. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related Option is exercisable or transferable. SARs granted independently of an Option will be exercisable as the options and compensation committee determines. The term of an SAR will be for a period determined by the options and compensation committee but will not exceed ten years. SARs may be paid in cash, stock or a combination of cash and stock, as the options and compensation committee provides in the Award agreement governing the SAR.
      Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the options and compensation committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the options and compensation committee. Except as otherwise provided under the terms of the Equity-Based Compensation Plan or Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the Common Stock subject to the Restricted Stock Award or to receive dividends on the Common Stock subject to the Restricted Stock Award (subject to any mandatory reinvestment or other requirement imposed by the options and compensation committee) during the restriction period. Unless otherwise waived by the options and compensation committee, a Restricted Stock Award that is subject to forfeiture restrictions will be forfeited and reacquired by the Company upon termination of employment. As a condition of a Restricted Stock Award grant, the options and compensation committee may require or permit a Participant to elect that any cash dividends paid on a share of Common Stock subject to a Restricted Stock Award be automatically reinvested in additional Restricted Stock Awards or applied to the purchase of additional Awards under the Equity-Based Compensation Plan. Unless otherwise determined by the options and compensation committee, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Common Stock or other property has been distributed.
      Phantom Stock Rights. Phantom Stock Rights are rights to receive Common Stock, cash, or a combination of both at the end of a specified period. The options and compensation committee may subject Phantom Stock Rights to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement which may lapse at such times determined by the options and compensation committee. Phantom Stock Rights may be satisfied by delivery of Common Stock, cash equal to the fair market value of the specified number of shares of Common Stock covered by the Phantom Stock Rights, or any combination thereof determined by the options and compensation committee at the date of grant or thereafter. Except as otherwise provided by the options and compensation committee in the Award agreement or otherwise, Phantom Stock Rights subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment prior to the end of the specified period. Dividend equivalents on the specified number of shares of Common Stock covered by Phantom Stock Rights will be either (i) paid with respect to such Phantom Stock Rights on the dividend payment date in cash or in shares of unrestricted Common Stock having a fair market value equal to the amount of such dividends, or (ii) automatically deemed reinvested in additional Phantom Stock Rights, other Awards, or other investment vehicles permitted by the options and compensation committee and elected by the Participant, unless otherwise determined by the options and compensation committee on the date of grant.
      Bonus Stock and Awards in Lieu of Company Obligations. The options and compensation committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Equity-Based Compensation Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. The options and compensation committee will determine any terms and conditions applicable to grants of Common Stock or other Awards, including performance criteria associated with an Award. Any grant of Common Stock to an officer of the Company or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by the options and compensation committee.
      Dividend Equivalent. Dividend equivalents may be granted entitling a Participant to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments at the discretion of the options and compensation committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award. The options and compensation committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed as reinvested in additional Common Stock, Awards, or other investment vehicles. The options and compensation committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.
      Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of the Equity-Based Compensation Plan and its purposes, other Awards related to Common Stock (in terms of being valued, denominated, paid or otherwise defined by reference to Common Stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the options and compensation committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries. The options and compensation committee will determine terms and conditions of all such Awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award. Cash awards may granted as an element of or a supplement to any Awards permitted under the Equity-Based Compensation Plan.
      Performance Awards. The options and compensation committee may designate that certain Awards granted under the Equity-Based Compensation Plan constitute “performance” Awards. A performance Award is any Award for which the grant, exercise or settlement is subject to one or more performance standards. Additionally, performance Award also means an Award granted to the chief executive officer or any other person designated by the options and compensation committee, at the time of grant of the performance Award, as likely to be one of the next four highest paid officers of the Company (a “Covered Employee”). One or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria) shall be used by the options and compensation committee: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow returns; (v) return on net assets, return on assets, return on investment, return on capital, or return on equity; (vi) economic value added; (vii) operating margin or contribution margin; (viii) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (ix) total stockholder return; (x) debt reduction; or (xi) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the options and compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, including the group selected by the Company for purposes of the stock performance grant contained in this Proxy Statement.

Other Provisions
      Tax Withholding. At the discretion of the options and compensation committee and subject to conditions that the options and compensation committee may impose, a participant’s tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of Common Stock issuable pursuant to the Award based on the fair market value of the shares.
      Merger or Recapitalization. If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments will be made by the options and compensation committee in the shares subject to an Award under the Equity-Based Compensation Plan.
      Change in Control. Upon a change in control (as such term is defined in the Equity-Based Compensation Plan) the options and compensation committee may, in its discretion, effect one or more of the following alternatives with respect to Options (which may vary both among different holders and different Options held by the same holder): (i) accelerate the exercisability of the Options to be exercised before a specified date, after which unexercised Options will terminate; (ii) require the mandatory surrender to and repurchase by the Company of all outstanding Options; (iii) provide that the number and class of shares of Common Stock covered by an Award theretofore granted be adjusted so that such Award will thereafter cover the number and class of shares of Common Stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the transaction if the holder had held the shares of Common Stock subject to the Award; or (iv) make such adjustments to the Options deemed appropriate by the options and compensation committee (including no adjustment). The options and compensation committee will make such changes as it deems appropriate in the number and price of shares of Common Stock or other consideration subject to other Awards. Also, the options and compensation committee may, in its discretion, fully vest and cause all restrictions to lapse applicable to any Restricted Stock Award. Any such action may vary both among different Restricted Stock Award holders and different Restricted Stock Awards held by the same holder.
      Amendment. Without stockholder approval, the Board may at any time and from time to time with respect to any shares which, at the time, are not subject to Awards suspend, discontinue, revise, or amend the Equity-Based Compensation Plan in any respect whatsoever, and may amend any provision of the Equity-Based Compensation Plan or any Award agreement to make the Equity-Based Compensation Plan or the Award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, ERISA, or any other law, rule or regulation that may affect the Equity-Based Compensation Plan. Such amendments are subject to stockholder approval to the extent such approval is required by any state or federal law and regulation or the rules of Nasdaq. The Board may also amend, modify, suspend or terminate the Equity-Based Compensation Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or the Equity-Based Compensation Plan or for any other purpose permitted by law. Subject to certain limitations, the Equity-Based Compensation Plan may not be amended without stockholder approval to increase materially the aggregate number of shares of Common Stock that may be issued under the Equity-Based Compensation Plan. Except as provided above, no amendment, modification, suspension or termination of the Equity-Based Compensation Plan may alter or impair Awards previously granted under the Equity-Based Compensation Plan without the consent of the affected Participant.
      Transferability of Awards. In accordance with rules prescribed by the options and compensation committee, the options and compensation committee may permit a person to transfer in the form of a gift Nonstatutory Options, SARs, Phantom Stock Rights, or Restricted Stock Awards (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) (i) to a child (including a step or in-law relationship), grandchild, parent (including a step or in-law relationship), grandparent, spouse, former spouse, sibling (including an in-law), niece, or nephew, including adoptive relationships in any case, and any person sharing the household of a holder of such Award (“Immediate Family Members”), (ii) to a trust established for the exclusive benefit of one or more Immediate Family Members, (iii) to a partnership in which Immediate Family Members are the only partners or (iv) pursuant to a qualified domestic relations order. An SAR granted in tandem with a Nonstatutory Option will not be transferable other than in connection with the transfer of the Nonstatutory Option to which the SAR relates. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution, except that in the discretion of the options and compensation committee, SARs and Phantom Stock Rights (if such Awards are not exercisable for Common Stock and not subject to the holder’s discretion as to the timing or method of payment) and Restricted Stock Awards (if such Award does not require the transfer of consideration by the holder other than usual or customary service) may be transferable for no consideration.
      Following the transfer of any Award described above, such Awards will remain subject to the same terms and conditions as were applicable to such Awards immediately prior to transfer, provided that the transferee will be substituted for the transferor to the extent appropriate to enable the transferee to exercise the transferred Awards. When transferred Awards are exercised by a transferee, the Common Stock received as a result of the exercise may be subject to the one year holding period and other limitations on resale prescribed by Rule 144 promulgated under the Securities Act of 1933. Other restrictions may apply to the sale of Common Stock received on the exercise of Nonstatutory Options by transferees of such Options. In addition, Awards transferred by a Participant subject to the reporting requirements of Section 16(a) of the Exchange Act to Immediate Family Members in the same household as the transferor will continue to be reportable by the transferor as indirectly owned by the transferor.
      Any holder of an Award desiring to transfer such Award to an Immediate Family Member must make an application for transfer and comply with such other requirements the options and compensation committee may require. To the extent regulations promulgated under the Exchange Act permit Awards to be transferred in circumstances other than as described above, the options and compensation committee may, but will not be obligated to, amend the Equity-Based Compensation Plan to permit transfers as permitted by such regulations.
FEDERAL TAX CONSEQUENCES
      The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the Equity-Based Compensation Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Equity-Based Compensation Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. A Participant should consult with their tax advisor concerning the specific tax consequences of participating in the Equity-Based Compensation Plan.
      Nonstatutory Options; SARs; Incentive Options. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Common Stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “— Tax Code Limitations on Deductibility” below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
      Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.
      Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
      The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company (or a subsidiary) will then, subject to the discussion below under “— Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.
      Under current rulings, if a Participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of Common Stock received upon exercise which equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Common Stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above. If a reload option is issued in connection with a Participant’s transfer of previously held Common Stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.
      The Equity-Based Compensation Plan allows the Committee to permit the transfer of Awards in limited circumstances. See “Description of the 2001 Equity-Based Compensation Plan — Other Provisions — Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.
      The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options or SARs. However, the IRS informally has indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/ FUTA taxes will be collectible at the time the transferee exercises the stock options.
      In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift

(or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $11,000 per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
      This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.
      The IRS has not specifically addressed the tax consequences of a transfer of SARs.
      Phantom Stock Rights; Restricted Stock Awards; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of a stock Award in the form of Phantom Stock Rights denominated in Common Stock, but rather, will generally recognize ordinary compensation income at the time he receives Common Stock in satisfaction of the Phantom Stock Rights in an amount equal to the fair market value of the Common Stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to a Restricted Stock Award or bonus stock Award in an amount equal to the fair market value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock (i) when the Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Participant does not make an valid election under Section 83(b) of the Code or (ii) when the Common Stock is received in cases where a Participant makes a valid election under Section 83(b) of the Code.
      A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Common Stock or cash received. Dividends that are received by a Participant prior to the time that the Common Stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Common Stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the date of receipt of the shares.
      Subject to the discussion immediately below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
      Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
      The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Equity-Based Compensation Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
      Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Equity-Based Compensation Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Committee. Performance-based Awards may not be granted in a given period if such Awards relate to shares of Common Stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a Participant, in a given period which exceeds a specified limitation. A Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 500,000 shares of Common Stock or, with respect to Awards not related to Shares of Common Stock, $25,000,000, in any given calendar year. Although the Equity-Based Compensation Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Company may determine that it is in its best interests not to satisfy the requirements for the exception. See “Description of the 2001 Equity-Based Compensation Plan — Awards — Performance Awards.”
Equity-Based Compensation Plan Benefit Table
      The Awards, if any, that will be made to eligible persons under the Equity-Based Compensation Plan for the Company’s 2005 fiscal year are subject to the discretion of the options and compensation committee and, therefore, cannot be determined with certainty at this time. The following table sets forth, for the Named Executive Officers and certain groups, all Awards (net of forfeiture) received prior to the Record Date under the Equity-Based Compensation Plan.

Number of Shares
Underlying Awards
Received Through
Name and Principal Position	the Record Date

Donald E. Steen	265,000
Chairman of the Board
William H. Wilcox	260,000
President, Chief Executive Officer and Director
Brett P. Brodnax	99,500
Executive Vice President and Chief Development Officer
Mark C. Garvin	87,000
Senior Vice President and Chief Operating Officer
Mark A. Kopser	79,500
Senior Vice President and Chief Financial Officer
John J. Wellik	57,000
Senior Vice President, Accounting and Administration, Chief Accounting Officer and Secretary
All other Executives as a Group(1)	N/A
Non-Executive Director Group	153,666
Non-Executive Officer Employee Group	1,502,233
Total	2,503,899

(1)	The Named Executive Officers are the only Executives of the Company.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Annual Meeting of Stockholders
May 3, 2005
Proxy Solicited on Behalf of the Board of Directors of
United Surgical Partners International, Inc. for the Annual Meeting to be held May 3, 2005
     The undersigned hereby constitutes and appoints each of Donald E. Steen, Mark A. Kopser and John J. Wellik his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of United Surgical Partners International, Inc. held of record by the undersigned on the record date at the Annual Meeting of Stockholders of United Surgical Partners International, Inc. to be held in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas, on Tuesday, May 3, 2005, at 8:30 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposals 2 and 3. The Proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.
     Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
 SEE REVERSE SIDE

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
PROXY
The Board of Directors recommends a vote FOR the election of all nominees for directors and FOR Proposals 2 and 3.
1.    ELECTION OF DIRECTORS: To elect each of (01) John C. Garrett, M.D., (02) James Ken Newman and (03) William H. Wilcox to serve as Class I directors for a three year term ending at the Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

☐	FOR all nominees	☐	WITHHOLD from all nominees

For the nominees except as noted above
2.    To approve the amendment to the Equity-Based Compensation Plan.
☐ FOR        ☐ AGAINST        ☐ ABSTAIN
3.    To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending December 31, 2005.
☐ FOR        ☐ AGAINST        ☐ ABSTAIN

Date

Signature

Signature

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.
COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
I PLAN TO ATTEND THE MEETING ☐